UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1 to

SCHEDULE 13D

Under the Securities Exchange Act of 1934

 Aptinyx Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

 03836N103

(Cusip Number)

 Elisha (“Terry”) P. Gould III

One North Wacker Drive, Suite 2700,
Chicago, Illinois 60606

(312) 553-7890

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

June 27, 2023

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street Partners, LLC

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
5,395,996[1]

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
5,395,996[1]

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,395,996[1]

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

8.0%2

14	Type of Reporting Person (See Instructions):

IA

(1) Represents shares of common stock held by the other Reporting Persons included in this Schedule 13D for which Adams Street Partners, LLC has voting and dispositive power.

(2) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street Partnership Fund – 2002 U.S. Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
82,079

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
82,079

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 82,079

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent (1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street Partnership Fund – 2003 U.S. Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
75,336

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
75,336

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 75,336

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street Partnership Fund – 2004 U.S. Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
58,192

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
58,192

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 58,192

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street Partnership Fund - 2005 U.S. Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
81,061

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
81,061

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 81,061

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Brinson Partnership Fund – 2004 Primary Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
4,808

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
4,808

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 4,808

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

 UBS Asset Management Trust Company as Trustee of The Brinson Non-U.S. Partnership Fund Trust- 2004 Primary Fund

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Illinois

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
10,022

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
10,022

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 10,022

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

OO

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

 SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
3,227

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
3,227

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 3,227

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

CO

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

The Bank Of New York Mellon as Trustee for the HP Inc. Master Trust

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Illinois

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
50,643

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
50,643[1]

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 50,643

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

OO

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2008 Direct Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
249,791

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
249,791

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 249,791

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2009 Direct Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
216,053

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
216,053

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 216,053

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2010 Direct Fund, L.P.

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
122,728

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
122,728

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 122,728

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2011 Direct Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
106,754

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
106,754

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 106,754

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2012 Direct Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
691,176

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
691,176

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 691,176

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

1.0%(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2013 Direct Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
522,837

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
522,837

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 522,837

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2014 Direct Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a)  ☒

(b)  ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
711,151

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
711,151

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 711,151

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

1.1%(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2015 Direct Venture/Growth Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
504,708

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
504,708

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 504,708

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street 2016 Direct Venture/Growth Fund LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
439,714

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
439,714

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 439,714

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

Less than one percent(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

SCHEDULE 13D

CUSIP No. 03836N103

1	Names of Reporting Persons: I.R.S. Identification Nos. of Above Persons (entities only):

Adams Street Venture/Growth Fund VI LP

2	Check the Appropriate Box if a Member of a Group (See Instructions):

(a) ☒

(b) ☐

3	SEC Use Only:

4	Source of Funds (See Instruction): OO

5	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e): ☐

6	Citizenship or Place of Organization: Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power:
1,465,716

	8	Shared Voting Power:
--

	9	Sole Dispositive Power:
1,465,716

	10	Shared Dispositive Power:
--

11	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,465,716

12	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐

13	Percent of Class Represented by Amount in Row (11):

2.2%(1)

14	Type of Reporting Person (See Instructions):

PN

(1) Based on the Issuer’s Quarterly Report on Form 10-Q for the period ended March 31, 2023, as filed with the Securities and Exchange Commission on May 18, 2023, there were 67,715,718 shares of common stock of the Issuer outstanding as of May 15, 2023.

Item 1.     Security and Issuer.

This Amendment No. 1 to Schedule 13D (this “Amendment”) amends and supplements the Schedule 13D that was filed with the Securities and Exchange Commission on January 17, 2020 by the entities (each a “Reporting Person”) set forth on the cover pages of this Schedule 13D (the “Original 13D” and as amended and supplemented by this Amendment, the “Schedule 13D”). The Schedule 13D relates to the common stock (the “Common Stock”) of Aptinyx Inc., a Delaware corporation (the “Issuer” or “Registrant”).  The address of the principal executive offices of the Issuer is 909 Davis Street, Suite 600, Evanston, Illinois 60201; its telephone number is (847) 871-0377. Only those items that are hereby reported are amended; all other items reported in the Original 13D remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Terms defined in the Original 13D are used herein as so defined.

Item 2. Identity and Background.

(a)       This Schedule 13D is being jointly filed by the entities set forth on the cover pages of this Schedule 13D (each a “Reporting Person”).

Adams Street Partners, LLC may be deemed to beneficially own the shares of Common Stock held by each of the following Reporting Persons as the managing member of the general partner of each such Reporting Person: Adams Street Partnership Fund – 2002 U.S. Fund, L.P.; Adams Street Partnership Fund – 2003 U.S. Fund, L.P.; Adams Street Partnership Fund – 2004 U.S. Fund, L.P.; Adams Street Partnership Fund – 2005 U.S. Fund, L.P.; Brinson Partnership Fund – 2004 Primary Fund, L.P.; Adams Street 2008 Direct Fund, L.P.; Adams Street 2009 Direct Fund, L.P.; and Adams Street 2010 Direct Fund, L.P.

Adams Street Partners, LLC may be deemed to beneficially own the shares held by each of the following Reporting Persons as managing member of the general partner of the general partner of each such Reporting Person: Adams Street 2011 Direct Fund LP; Adams Street 2012 Direct Fund LP; Adams Street 2013 Direct Fund LP; Adams Street 2014 Direct Fund LP; Adams Street 2015 Direct Venture/Growth Fund LP; Adams Street 2016 Direct Venture/Growth Fund LP; and Adams Street Venture/Growth Fund VI LP.

Adams Street Partners, LLC may be deemed to beneficially own the shares of Common Stock held by each of the following Reporting Persons as the investment sub-adviser of each of the Reporting Persons: UBS Asset Management Trust Company, as the trustee of The Brinson Non-U.S. Partnership Fund Trust- 2004 Primary Fund; the 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd.; and, The Bank Of New York Mellon as Trustee for the HP Inc. Master Trust.

Thomas S. Bremner, Jeffrey T. Diehl, Brian Dudley, Elisha P. Gould, Robin Murray, and Fred Wang, each of whom is a partner of Adams Street Partners, LLC (or a subsidiary thereof), may be deemed to have shared voting and investment power over the shares of Common Stock held by each of the Reporting Persons. Adams Street Partners, LLC and Thomas S. Bremner, Jeffrey T. Diehl, Brian Dudley, Elisha P. Gould, Robin Murray, and Fred Wang disclaim beneficial ownership of the shares held by each of the Reporting Persons except to the extent of their pecuniary interest therein.

(b)       The principal business address for each Reporting Person and the individuals listed on Schedule A is One North Wacker Drive, Suite 2700, Chicago, Illinois 60606.

(c)       The principal occupation of each of the persons set forth on Schedule A hereto is the venture capital and growth equity investment business. The information set forth in Schedule A hereto is incorporated herein by reference. Elisha P. Gould III is a director of the Issuer.

(d)       None of the Reporting Persons, and to the best of the knowledge of the Reporting Persons, none of the individuals listed on Schedule A, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

(e)       During the last five years, none of the Reporting Persons, and to the best of the knowledge of the Reporting Persons, none of the individuals listed on Schedule A, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and, as a result of such proceeding, each Reporting Person and to the best of the knowledge of the Reporting Persons, each individual on Schedule A, has not been and is not now subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

(f)       Each of the Reporting Persons is a Delaware entity, except that UBS Asset Management Trust Company, the Trustee of The Brinson Non-U.S. Partnership Fund Trust-2004 Primary Fund and The Bank Of New York Mellon as Trustee for the HP Inc. Master Trust, are Illinois corporations, and 2004 Primary Brinson Partnership Fund Offshore Series Company Ltd. is a Cayman Islands corporation.

Item 5. Interests in Securities of the Issuer

(a,b) For information regarding beneficial ownership, see the information presented on the cover pages of this Schedule 13D.

The shares of Common Stock beneficially owned by Adams Street Partners, LLC that are reported on this Schedule 13D include all of the other shares that are beneficially owned by each of the other Reporting Persons as Adams Street Partners, LLC may be deemed to beneficially own the shares held by them. Adams Street Partners, LLC disclaims beneficial ownership except to the extent of its pecuniary interest in such shares.

(c) The Reporting Persons have not effected any transactions in the Common Stock of the Issuer in the last 60 days.

(d) Under certain circumstances set forth in the organizational documents of the Reporting Persons, the general partner, members and limited partners of the reporting persons may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by such entities of which they are a partner.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 27, 2023

ADAMS STREET PARTNERS, LLC

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

Adams Street Partnership Fund – 2002 U.S. Fund, L.P.

By: Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2003 U.S. FUND, L.P.

By: Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2004 U.S. FUND, L.P.

By: Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET PARTNERSHIP FUND – 2005 U.S. FUND, L.P.

By: Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

BRINSON PARTNERSHIP FUND – 2004 Primary Fund, L.P.

By: Adams Street Partners, LLC, its General Partner

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

BRINSON NON-U.S. PARTNERSHIP FUND TRUST– 2004 PRIMARY FUND

 By: Adams Street Partners, LLC, as investment sub-adviser

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

2004 PRIMARY BRINSON PARTNERSHIP FUND OFFSHORE SERIES COMPANY LTD.

By: Adams Street Partners, LLC, as investment sub-adviser

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

THE BANK OF NEW YORK MELLON AS TRUSTEE FOR THE HP INC. MASTER TRUST

By: Adams Street Partners, LLC, as investment sub-adviser

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2008 DIRECT FUND, L.P.

By: ASP 2008 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2009 DIRECT FUND, L.P.

By: ASP 2009 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2010 DIRECT FUND, L.P.

 By: ASP 2010 Direct Management LLC, its General Partner

 By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2011 DIRECT FUND LP

By: ASP 2011 Direct Management LP, its General Partner

By: ASP 2011 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

 Title: Executive Vice President

 ADAMS STREET 2012 DIRECT FUND LP

By: ASP 2012 Direct Management LP, its General Partner

By: ASP 2012 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2013 DIRECT FUND LP

By: ASP 2013 Direct Management LP, its General Partner

By: ASP 2013 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

 ADAMS STREET 2014 DIRECT FUND LP

By: ASP 2014 Direct Management LP, its General Partner

By: ASP 2014 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2015 DIRECT VENTURE/GROWTH FUND LP

By: ASP 2015 Direct Management LP, its General Partner

By: ASP 2015 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET 2016 DIRECT VENTURE/GROWTH FUND LP

By: ASP 2016 Direct Management LP, its General Partner

By: ASP 2016 Direct Management LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

ADAMS STREET VENTURE/GROWTH FUND VI LP

By: ASP VG Management VI LP, its General Partner

By: ASP VG Management VI LLC, its General Partner

By: Adams Street Partners, LLC, its Managing Member

By:	/s/ Sara Robinson Dasse

Name: Sara Robinson Dasse

Title: Executive Vice President

 Schedule A

NAME	PRINCIPAL OCCUPATION OR EMPLOYMENT
Thomas S. Bremner	Partner, Adams Street Partners, LLC
Jeffrey T. Diehl	Partner, Adams Street Partners, LLC
Brian Dudley	Partner, Adams Street Partners, LLC
Elisha P. Gould III	Partner, Adams Street Partners, LLC
Robin P. Murray	Partner, Adams Street Partners, LLC
Fred Wang	Partner, Adams Street Partners, LLC

The address of each individual listed is One North Wacker Drive, Suite 2700, Chicago, IL 60606-2823. Each of the individuals is a citizen of the United States.